Exhibit 21.1
Subsidiaries of ev3 Inc.

State or Other Jurisdiction of
	Incorporation or	Name Under
Name	Organization	Which Does Business
Chestnut Medical Technologies, Inc.	California	N/A
Micro Therapeutics, Inc.	Delaware	ev3 Neurovascular
Micro Therapeutics International, Inc.	Delaware	N/A
Dendron GmbH	Germany	N/A
ev3 Endovascular, Inc.	Delaware	ev3 Inc.
ev3 Peripheral, Inc.	Minnesota	N/A
ev3 International, Inc.	Delaware	N/A
ev3 B.V.	Netherlands	N/A
ev3 K.K.	Japan	N/A
ev3 S.r.l.	Italy	N/A
ev3 Australia Pty Limited	Australia	N/A
ev3 Canada, Inc.	Canada	N/A
ev3 SAS	France	N/A
ev3 Europe SAS	France	N/A
ev3 GmbH	Germany	N/A
ev3 Technologies Iberica, S.L.	Spain	N/A
ev3 Nordic AB	Sweden	N/A
ev3 Limited	United Kingdom	N/A
ev3 Comércio de Produtos Endovasculares do Brazil Ltda	Brazil	N/A
ev3 Medical Devices (Beijing) Company, Ltd.	China	N/A
FoxHollow Technologies, Inc.	Delaware	N/A
ev3 Sp. z o.o	Poland	N/A
ev3 Singapore Pte Ltd	Singapore	N/A

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